Exhibit 99.1

iPayment Reports Third-Quarter Earnings of $0.36 Per Diluted Share

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 3, 2004--iPayment, Inc. (Nasdaq:
IPMT) today announced financial results for the third quarter ended September 30, 2004. For the third quarter, revenues increased 56% to $93,388,000 from $59,847,000 for the third quarter of 2003. Net income allocable to common stockholders for the third quarter of 2004 increased to $6,439,000, or $0.36 per diluted share, from $5,086,000, or $0.29 per diluted share, for the third quarter of 2003. The income tax rate for the third quarter of 2004 was 35% versus 20% for the same quarter last year.
    For the third quarter of 2004, Other Expense included $450,000 of expense and $445,000 of income items for a net amount of $5,000. The $450,000 of expense resulted from settlement of the Martin v. Axin and E-Commerce Exchange (ECX) litigation and related legal fees. The
$445,000 of income consisted of the reversal of reserves for other litigation and contingencies that are no longer needed.
    Commenting on the announcement, Gregory S. Daily, Chairman and
Chief Executive Officer of iPayment, said, "We are proud to report another quarter of strong, profitable growth, both through organic channels and acquisitions. Charge volume increased to $3,330 million in the third quarter of 2004 from $1,729 million in the third quarter of 2003. As announced during September, we completed the acquisition of Transaction Solutions, an entrepreneurial organization with a growing presence in petroleum, convenience store and other markets. We also purchased a small portfolio during September of approximately
1,000 retail merchants with annualized charge volume over $150 million. We purchased a similar portfolio from the same ISO in November of 2003. We are pleased with these additions and continue to be encouraged by the performance of the other acquisitions completed since the IPO.
    "As we gain scale, we continue to improve efficiency at our operating centers. Our processing costs per transaction have averaged
$0.18 during 2004, down from $0.21 during 2003. Revenues per employee (average) expanded to $954,000 for the first nine months of 2004 from $591,000 for the same period last year, principally as a result of our acquisition of a portfolio of agent bank agreements and merchant accounts from First Data Corp. We finished the quarter with 295 employees. Looking forward, we remain confident in our ability to execute our profitable growth strategy through organic channels and additional acquisitions in the fragmented small-merchant market."

    Update on Legal Proceedings

    Pertaining to the previously reported proceeding filed by the Trustee for the Estate of ITSV, Inc. against the Company whereby the Plaintiff alleged a conspiracy to defraud and a fraudulent transfer, the Plaintiff has voluntarily dismissed, with prejudice, defendants Ernst & Young LLP, Arthur Andersen LLP, Morgan, Lewis & Bockius LLP and attorneys David Brown and Steve Holland. The Bankruptcy court is expected to hear the Company's various pending motions in December. The Company continues to believe that this complaint and the underlying allegations are without merit and intends to vigorously defend against them.

    Outlook

    The following statements summarize the Company's guidance for long-term growth in revenues and expansion in its operating margin, as well as specific guidance for the fourth quarter of 2004 and 2005. The Company's long-term goal for annual growth in revenues remains 20%, with 10% to 15% growth excluding acquisitions. The Company reiterates its target annual range for its operating margin of 10% to 15% of revenues, with gradual improvement over time. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than the Company's margins.
    For the fourth quarter of 2004, the Company is currently comfortable with a range for revenues of approximately $95 million to $97 million, and an operating margin of approximately 11.5% to 12.0%. The Company expects net interest expense of approximately $0.6 million, an effective income tax rate of approximately 35%, and diluted weighted average shares outstanding of approximately 18.2 million, including 662,000 share equivalents from outstanding convertible promissory notes. The Company is currently comfortable with a range for earnings per diluted share for the fourth quarter of approximately $0.38 to $0.40.
    For fiscal 2005, the Company is currently comfortable with a range for annual revenues of approximately $400 million to $420 million, and an operating margin of approximately 11.5% to 12.0%. The Company expects net interest expense of approximately $1.8 million, an effective income tax rate of approximately 39%, and diluted weighted average shares outstanding of approximately 18.5 million, including 662,000 share equivalents from outstanding convertible promissory notes. The increase in the income tax rate from approximately 35% in 2004 to approximately 39% in 2005 is principally attributable to higher income levels and further depletion of net operating loss carryforwards. The Company is currently comfortable with a range for earnings per diluted share for fiscal 2005 of approximately $1.55 to $1.60. These estimates do not include any change to our current accounting for stock-based compensation under APB 25, which could be mandated in the future.
    The Company will host a conference call to discuss this release tomorrow at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for one week. A telephonic replay of the call will also be available through November 11, 2004, at 719-457-0820 (Confirmation Number 923704).
    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for 2003. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 100,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.



                            iPayment, Inc.
                         Financial Highlights
                 (in thousands, except per share data)

Consolidated
 Statements of       Three months ended        Nine months ended
 Operations             September 30,             September 30,
                   ------------------------  ------------------------
                       2004         2003         2004         2003
                   -----------  -----------  -----------  -----------
                    (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)
Revenues           $    93,388  $    59,847  $   262,741  $   160,830

Interchange             46,125       30,302      126,953       82,648
Other costs of
 services               33,704       20,765       99,089       55,571
Selling, general
 and
 administrative          3,019        2,071        8,701        5,809
                   -----------  -----------  -----------  -----------
  Total operating
   expenses             82,848       53,138      234,743      144,028
                   -----------  -----------  -----------  -----------
Income from
 operations             10,540        6,709       27,998       16,802
Other expense
 (income)
  Interest expense         623          186        1,982        9,741
  Other expense
   (income)                  5          165         (334)         266
                   -----------  -----------  -----------  -----------
Income before
 income taxes            9,912        6,358       26,350        6,795
Income tax
 provision               3,473        1,272        9,232        1,403
                   -----------  -----------  -----------  -----------
Net income               6,439        5,086       17,118        5,392
Accretion of
 mandatorily
 redeemable
 convertible
 preferred stock             -            -            -         (652)
Net income
 allocable to
 common
 stockholders      $     6,439  $     5,086  $    17,118  $     4,740

Earnings per share
  Basic            $      0.39  $      0.31  $      1.04  $      0.39
  Diluted          $      0.36  $      0.29  $      0.96  $      0.35
Weighted average
 shares
 outstanding
  Basic                 16,565       16,323       16,517       12,045
  Diluted               18,107       17,809       18,091       13,437


Percentages of
 Revenues
Interchange               49.4%        50.6%        48.3%        51.4%
Other costs of
 services                 36.1%        34.7%        37.7%        34.6%
Selling, general
 and
 administrative            3.2%         3.5%         3.3%         3.6%
Income from
 operations               11.3%        11.2%        10.7%        10.4%



                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (in thousands)


                                          September 30,  December 31,
Assets                                        2004           2003
                                         -------------  -------------
                                          (Unaudited)
Current assets:
  Cash and cash equivalents              $       1,132  $         733
  Accounts receivable, net                      15,330         13,108
  Prepaid expenses and other                     4,739          2,624
                                         -------------  -------------
   Total current assets                         21,201         16,465

Restricted cash                                  3,239         11,141
Property and equipment, net                      1,905          3,333
Intangible assets, net                          92,666         94,593
Goodwill, net                                   80,291         73,002
Other assets                                     3,592          3,409
                                         -------------  -------------
   Total assets                          $     202,894  $     201,943
                                         =============  =============

Liabilities and stockholders' equity

Current liabilities:
  Accounts payable and accrued
   liabilities                           $      12,195  $      11,775
  Reserve for merchant losses                    1,071          1,198
  Current portion of long-term debt                  4          4,537
                                         -------------  -------------
   Total current liabilities                    13,270         17,510

Long-term debt                                  45,350         60,599
                                         -------------  -------------
  Total liabilities                             58,620         78,109
                                         -------------  -------------

Stockholders' equity:
  Common stock                                 128,382        125,060
  Retained earnings (deficit)                   15,892         (1,226)
                                         -------------  -------------
    Total stockholders' equity                 144,274        123,834
                                         -------------  -------------
  Total liabilities and stockholders'
   equity                                $     202,894  $     201,943
                                         =============  =============


                            iPayment, Inc.
                 Consolidated Statements of Cash Flows
                            (in thousands)

                                       Nine months ended September 30,
                                       ------------------------------
                                            2004             2003
                                       -------------    -------------
 Cash flows from operating activities:   (Unaudited)      (Unaudited)
   Net income                          $      17,118    $       5,392
   Adjustments to reconcile net income
    to net cash provided by
    operating activities:
   Depreciation and amortization              14,740            5,891
   Noncash interest expense                      501            6,372
   Changes in assets and liabilities:
     Accounts receivable                      (2,222)          (3,287)
     Prepaid expenses and other current
      assets                                  (2,111)            (731)
     Other assets                               (515)           5,191
     Accounts payable and accrued
      liabilities and reserve for
      merchant losses                          2,638           (3,167)
     Other liabilities                             -               34
                                       -------------    -------------
   Net cash provided by operating
    activities                                30,149           15,695
                                       -------------    -------------

Cash flows from investing activities:
   Changes in restricted cash                  7,902           (6,288)
   Expenditures for property and
    equipment                                   (268)            (473)
   Acquisitions of businesses,
    portfolios and other intangibles         (16,839)         (17,005)
   Deferred payment for acquisition of
    business                                  (2,000)          (2,099)
                                       -------------    -------------
   Net cash used in investing
    activities                               (11,205)         (25,865)
                                       -------------    -------------

Cash flows from financing activities:
   Net repayments on line of credit          (15,500)          (1,050)
   Repayments of debt and capital
    lease obligations                         (4,525)         (54,759)
   Proceeds from issuance of common
    stock                                      1,480           75,839
                                       -------------    -------------
   Net cash (used in) provided by
    financing activities                     (18,545)          20,030
                                       -------------    -------------

Net increase in cash                             399            9,860
Cash and cash equivalents at beginning
 of period                                       733            1,831
                                       -------------    -------------

Cash and cash equivalents at end of
 period                                $       1,132    $      11,691
                                       =============    =============


    CONTACT: iPayment, Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115